Exhibit 99.1

Contact:
China Clean Energy Inc.	CCG Investor Relations Inc.
William Chen, CFO	Ed Job, CFA
Email: william.chen@chinacleanenergyinc.com	Phone: +1-646-213-1914
Website: http://www.chinacleanenergyinc.com	Michael Crawford. Sr. MI Executive
Tel: +1-646-833-3341
Email: michael.crawford@ccgir.com
Website: http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Clean Energy Expands Line of Credit to Support the
Ramp-up of its Jiangyin Plant

Fuqing City, China – March 13, 2010 -- China Clean Energy Inc. (OTC Bulletin Board: CCGY.OB) (“China Clean Energy” or the “Company”) today announced that its wholly-owned subsidiary, Fujian Zhongde Energy Co., Ltd., secured a line of credit for up to RMB 33 million (equivalent to approximately US $4.8 million) from Fujian Haixia Bank, formerly Fuzhou City Commercial Bank.  Together with the Company’s existing facility secured through its wholly-owned subsidiary Fujian Zhongde Technology Co., Ltd. in April 2009, the Company’s aggregate credit line with Fujian Haixia Bank is now RMB 41 million (equivalent to approximately US $6.0 million).

“We are very pleased to increase our line of credit with Fujian Haixia Bank,” said Tai-ming Ou, the Company’s Chairman and CEO. “This expands our liquidity position to support the ramp-up of our new plant, and reinforces our confidence in the outlook for our business in the quarters ahead.”

China Clean Energy expects to use the expanded credit facility to fund the working capital requirements associated with its recently expanded production capacity.  The Company’s new Jiangyin plant has the capacity to produce 100,000 tons of biodiesel per year, or 30,000 tons of specialty chemicals per year, or a combination of biodiesel and specialty chemicals for a total output of 70,000 tons per year.  Construction of the plant was completed in October of 2009, and management expects capacity utilization to reach 50% by the second quarter of 2010.  Recent pictures of the new plant are available at: http://www.chinacleanenergyinc.com/

About China Clean Energy:

China Clean Energy, through its wholly-owned subsidiaries, Fujian Zhongde Technology Co., Ltd. and Fujian Zhongde Energy Co., Ltd, is engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources. For additional information please visit: http://www.chinacleanenergyinc.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; weather conditions and other natural disasters that may delay the construction of the Jiangyin plant; the ability of the Company to expand its production capacity; Company’s ability to secure raw material feedstock supplies at economical prices; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.
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